Exhibit 99.1

News Release

	First Midwest Bancorp, Inc.	First Midwest Bancorp, Inc. One Pierce Place, Suite 1500 Itasca, Illinois 60143 (630) 875-7450

FOR IMMEDIATE RELEASE	CONTACT:	Paul F. Clemens
Chief Financial Officer
(630) 875-7347
TRADED: NASDAQ Global Select Market		www.firstmidwest.com
SYMBOL: FMBI

FIRST MIDWEST BANCORP, INC. ANNOUNCES 2010

SECOND QUARTER RESULTS

Increased Core Operating Performance – Improved Credit Quality – Solid Capital

Operating Performance

•	Net income of $7.8 million for second quarter 2010 vs. $8.1 million for first quarter 2010 and $2.7 million for second quarter 2009.

•	Pre-tax, pre-provision core operating earnings of $33.0 million for second quarter 2010, up $1.4 million, or 4.3%, from first quarter 2010 and up $1.2 million, or 3.7%, from second quarter 2009.

•	Average core transactional deposits up approximately $561.0 million, or 15.0%, from second quarter 2009.

•	Total loan balances remain stable with Commercial and Industrial up $39 million, or 11% annualized, from March 31, 2010.

Capital and Credit

•	Tangible common equity to risk-based assets of 10.71%, up 19 basis points from first quarter 2010.

•	Non-performing loans reduced by $24.1 million, or 10.8%, from March 31, 2010 and $63.4 million, or 24%, from June 30, 2009.

•	Loan loss reserves to non-performing loans of 73% at June 30, 2010, compared to 65% at March 31, 2010 and 48% at June 30, 2009.

ITASCA, IL, JULY 21, 2010 – Today First Midwest Bancorp, Inc. (the “Company” or “First Midwest”) (NASDAQ NGS: FMBI), the holding company of First Midwest Bank, reported results of operations and financial condition for second quarter 2010. Net income for the quarter was $7.8 million, before adjustment for preferred dividends and non-vested restricted shares, with net income of $5.2 million, or $0.07 per share, available to common shareholders after such adjustments. This compares to net income available to common shareholders of $5.4 million, or $0.08 per share, for first quarter 2010 and net income available to common shareholders of $63,000, or $0.00 per share, for second quarter 2009.

Summary Update

In making the announcement, Michael L. Scudder, President and Chief Executive Officer of First Midwest Bancorp, Inc., said, “Performance for the quarter reflected continued success in growing our core business and ongoing efforts to improve overall credit performance. While higher credit-related costs weighed against overall earnings, our core operating performance was solid, reflecting both linked quarter and year-over-year advances. Growth in commercial lending and overall stable loan levels, as well as a notable increase in fee-based revenues from our asset management and card-based businesses, reflect a targeted investment in our sales resources and calling activity. During the quarter, we acquired Peotone Bank and Trust Company from the FDIC, adding to our existing market footprint. In what remains a difficult environment, improvement was noted in virtually every measure of asset quality, with nonperforming loans down approximately 11% from the first quarter of 2010.”

Mr. Scudder continued, “While we have seen signs of economic improvement, the pace of recovery remains slow, due to consumer and business uncertainty as well as persistent weakness in real estate. These same conditions combine to create continued challenges as the industry and the Company strive to reduce problem asset levels and remediation costs. At the same time, I firmly believe First Midwest’s core earnings strength, market presence and leading capital foundation leave us well positioned to pursue opportunities to grow our core business.”

Operating Performance

The Company generated pre-tax, pre-provision core operating earnings of $33.0 million for second quarter 2010, compared to $31.6 million for first quarter 2010 and $31.8 million for second quarter 2009. The 4% increases compared to both prior periods were the result of higher net interest income derived from higher yields on earning assets and significantly lower funding costs. These increases more than offset higher expenses incurred to remediate troubled assets. A reconciliation of earnings in accordance with U.S. generally accepted accounting principles (“GAAP”) to the non-GAAP financial measures of pre-tax, pre-provision core operating earnings is presented on page 12 of this earnings release.

Total loans as of June 30, 2010 of $5.2 billion were relatively unchanged from March 31, 2010, although commercial and industrial loans increased by 11% annualized. The year-over-year decline of

$132.4 million from June 30, 2009 was due primarily to a 44% decrease in the residential and commercial construction and land loan portfolios, as the Company continued to remediate and reduce exposure to these lending categories.

Covered assets were $251.6 million at June 30, 2010, as compared to $207.6 million at March 31, 2010, and consist of loans, other real estate owned, and FDIC indemnification assets from the two FDIC-assisted acquisitions completed in October 2009 and April 2010. The quarter-over-quarter increase in covered assets is due to the acquisition of approximately $50 million of such assets from the former Peotone Bank and Trust Company on April 23, 2010, as discussed later in this release.

Average core transactional deposits for second quarter 2010 were $4.3 billion, an increase of $560 million, or 15.0%, from second quarter 2009. Excluding core transactional deposits acquired through FDIC-assisted transactions, the year-over-year increase in core transactional deposits was $470 million, or 12.6%, and reflects targeted marketing activities, higher seasonal balances maintained by municipal customers, and customers’ desires to maintain more liquid deposits.

Tax-equivalent net interest margin was 4.21% for second quarter 2010 compared to 4.28% for first quarter 2010. The decline in medium and long-term rates from the prior quarter resulted in a reduction in earning asset yields of 16 basis points, partially offsetting the decrease in cost of funds of 13 basis points. Also during the second quarter, average earning assets increased, mitigating the impact of the decline in interest rates and contributing $1.7 million to net interest income.

Tax-equivalent net interest margin improved 68 basis points to 4.21% for second quarter 2010 from 3.53% for second quarter 2009, reflecting the impact of a comparative decline in short and long-term interest rates. A $360.0 million decline in lower yielding securities, decreased reliance on higher costing wholesale funds, and improved market liquidity all contributed to the reduction in the Company’s cost of funds.

Fee-based revenues of $21.9 million for second quarter 2010 were up 9.2% from first quarter 2010, reflecting increases in all major fee categories. These revenues increased 3.1% compared to second quarter 2009 with the decline in service charge fees more than offset by a 15.1% increase in other service charges, commissions and fees (primarily merchant fee income), an 11.1% increase in card-based fees, and a 6.6% increase in trust and advisory fees.

Total noninterest income increased 12.3% from first quarter 2010 due to the bargain purchase gain stemming from the acquisition of Peotone Bank and Trust Company. Compared to second quarter 2009, total noninterest income decreased 13.0% as a result of differences in net securities gains, the fair value adjustment related to the Company’s non-qualified deferred compensation plan, in addition to the bargain purchase gain on the Peotone Bank and Trust Company transaction.

Total noninterest expense for second quarter 2010 increased approximately $2.0 million from first quarter 2010, due primarily to a $1.0 million increase in losses and write downs realized on other real estate owned, as well as a normal seasonal increase in marketing expenditures.

Total noninterest expense increased 13.9% in second quarter 2010 compared to second quarter 2009, substantially due to an $8.5 million increase in losses, write downs, and operating expenses associated with other real estate owned, $841 thousand in higher loan remediation costs (including costs to convert and value loans acquired in the FDIC-assisted transactions) as well as higher marketing, merchant processing, and technology costs. Such increases were partially offset by a $3.5 million decline in FDIC insurance premiums and a $1.7 million decline in salaries and benefits expense due primarily to the reduction in compensation related to the decline in fair value of assets underlying the non-qualified deferred compensation plan.

Acquisition of Peotone Bank and Trust Company

On April 23, 2010, the Company acquired certain loans and deposits of the former Peotone Bank and Trust Company in an FDIC-assisted transaction generating a pre-tax bargain purchase gain of $4.3 million. Loans comprise the majority of the assets acquired and are subject to a loss sharing arrangement with the FDIC whereby the Company is indemnified against the majority of any losses incurred related to these loans. The loans acquired from the former Peotone Bank and Trust Company, including the FDIC indemnification asset, total $53.1 million at June 30, 2010. These assets are excluded from the asset quality presentation in this release, given the loss share indemnification from the FDIC.

Asset Quality

Non-performing loans, excluding covered loans, represented 3.84% of total loans at June 30, 2010, compared to 4.31% and 4.93% at March 31, 2010 and June 30, 2009, respectively. Loans 30-89 days delinquent stood at $32.0 million, or 0.61% of total loans, approximating the March 31, 2010 level of $28.0 million.

The reserve for loan losses represented 2.79% of total loans outstanding at June 30, 2010, unchanged from March 31, 2010 and up from 2.39% at June 30, 2009. The reserve for loan losses as a percentage of non-performing loans, excluding covered loans, improved to 73% at June 30, 2010, compared to 65% at March 31, 2010 and 48% at June 30, 2009. Charge offs, excluding covered loans, for second quarter 2010 were $20.2 million compared to $18.3 million and $27.7 million for first quarter 2010 and second quarter 2009, respectively.

Other real estate owned was $57.0 million at June 30, 2010, compared to $62.6 million at March 31, 2010 and $50.6 million at June 30, 2009. The Company sold $21.6 million of OREO during second quarter 2010 at a loss of $5.5 million. OREO write-downs of $3.4 million were also recorded as the Company continues to align values with current market conditions.

Securities Portfolio

Approximately 95% of the Company’s $1.1 billion available-for-sale portfolio is comprised of municipals, collateralized mortgage obligations (“CMOs”), and agency pass-through securities. The remainder consists of trust-preferred collateralized debt obligation pools (“CDOs”) with a fair value of $13.7 million and an unrealized loss of $36.8 million, and miscellaneous other securities totaling $36.5 million. Net securities gains were $1.1 million for second quarter 2010 and were net of other-than-temporary impairment charges of $1.1 million primarily related to the Company’s CDOs.

Capital Management

As reflected in the following table, all regulatory mandated ratios for characterization as “well-capitalized” were exceeded as of June 30, 2010.

	June 30, 2010	March 31, 2010	Minimum “Well- Capitalized” Level	Excess Over Required Minimums at June 30, 2010
				(Amounts in millions)
Regulatory capital ratios:
Total capital to risk-weighted assets	17.31%	17.23%	10.00%	73%	$465
Tier 1 capital to risk-weighted assets	15.25%	15.17%	6.00%	154%	$588
Tier 1 leverage to average assets	12.69%	13.06%	5.00%	154%	$588

Regulatory capital ratios, excluding preferred stock:
Total capital to risk-weighted assets	14.27%	14.20%	10.00%	43%	$272
Tier 1 capital to risk-weighted assets	12.21%	12.14%	6.00%	104%	$382
Tier 1 leverage to average assets	10.17%	10.45%	5.00%	103%	$382

Tier 1 common capital to risk-weighted assets	10.88%	10.81%	N/A	N/A	N/A
Tangible equity ratios:
Tangible common equity to tangible assets	9.05%	9.17%	N/A	N/A	N/A
Tangible common equity, excluding other comprehensive loss, to tangible assets	9.22%	9.42%	N/A	N/A	N/A
Tangible common equity to risk-weighted assets	10.71%	10.52%	N/A	N/A	N/A

The Board of Directors reviews the Company’s capital plan each quarter, giving consideration to the current and expected operating environment, as well as an evaluation of various capital alternatives.

About the Company

First Midwest is the premier relationship-based banking franchise in the growing Chicagoland banking market. As one of the Chicago metropolitan area’s largest independent bank holding companies, First Midwest provides the full range of both business and retail banking and trust and investment management services through 98 offices located in 64 communities, primarily in metropolitan Chicago.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not historical facts but instead represent only the Company’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that actual results and the Company’s financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect the Company’s future results, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and other reports filed with the Securities and Exchange Commission. Forward-looking statements represent management’s best judgment as of the date hereof based on currently available information. Except as required by law, the Company undertakes no duty to update the contents of this press release after the date hereof.

Conference Call

A conference call to discuss the Company’s results, outlook and related matters will be held on Wednesday, July 21 2010 at 10:00 A.M. (ET). Members of the public who would like to listen to the conference call should dial (866) 800-8652 (U.S. domestic) or (617) 614-2705 (international) and enter passcode number 547 12 550. The number should be dialed 10 to 15 minutes prior to the start of the conference call. There is no charge to access the call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the Company’s website, www.firstmidwest.com/investorrelations. For those unable to listen to the live broadcast, a replay will be available on the Company’s website or by dialing (888) 286-8010 (U.S. domestic) or (617) 801-6888 (international) passcode number 397 65 478 beginning at 1:00 P.M. (ET) on July 21, 2010 until 11:59 P.M. (ET) on July 28, 2010. Please direct any questions regarding obtaining access to the conference call to First Midwest Bancorp, Inc. Investor Relations, via e-mail, at investor.relations@firstmidwest.com.

Accompanying Financial Statements and Tables

Accompanying this press release is the following unaudited financial information:

•	Operating Highlights, Balance Sheet Highlights, and Capital Ratios

•	Condensed Consolidated Statements of Financial Condition

•	Condensed Consolidated Statements of Income

•	Pre-Tax, Pre-Provision Core Operating Earnings

•	Loan Portfolio Composition

•	Asset Quality

•	Charge-off Data

•	Securities Available-for-Sale

Press Release and Additional Information Available on Website

This press release, the accompanying financial statements and tables, and certain additional unaudited Selected Financial Information are available through the “Investor Relations” section of First Midwest’s website at www.firstmidwest.com.

First Midwest Bancorp, Inc.	Press Release Dated July 21, 2010

Operating Highlights

Unaudited

(Dollar amounts in thousands except per share data)

	Quarters Ended
	June 30, 2010	March 31, 2010	June 30, 2009
Net income	$7,809	$8,081	$2,663
Net income applicable to common shares	5,171	5,428	63
Diluted earnings per common share	$0.07	$0.08	$—
Return on average common equity	2.16%	2.38%	0.04%
Return on average assets	0.40%	0.43%	0.13%
Net interest margin	4.21%	4.28%	3.53%
Efficiency ratio	57.92%	58.41%	61.45%

Balance Sheet Highlights

Unaudited

(Dollar amounts in thousands except per share data)

	As Of
	June 30, 2010	March 31, 2010	June 30, 2009
Total assets	$7,805,089	$7,592,907	$7,767,312
Total loans, excluding covered loans	5,208,347	5,195,874	5,340,771
Covered assets (1)	251,572	207,609	0
Total deposits	6,123,565	5,864,104	5,766,656
Total stockholders’ equity	1,155,512	1,143,768	892,053
Common stockholders’ equity	962,512	950,768	699,053
Book value per share	$13.00	$12.84	$14.22
Period end shares outstanding	74,049	74,046	49,161

(1)

Covered assets are subject to a loss sharing agreement with the Federal Deposit Insurance Corporation (“FDIC”) whereby the Company is indemnified against the majority of any losses incurred related to these loans and other real estate owned.

Capital Ratios

Unaudited

	As Of
	June 30, 2010	March 31, 2010	June 30, 2009
Regulatory capital ratios:
Total capital to risk-weighted assets	17.31%	17.23%	15.21%
Tier 1 capital to risk-weighted assets	15.25%	15.17%	12.38%
Tier 1 leverage to average assets	12.69%	13.06%	9.87%

Regulatory capital ratios, excluding preferred stock:
Total capital to risk-weighted assets	14.27%	14.20%	12.17%
Tier 1 capital to risk-weighted assets	12.21%	12.14%	9.33%
Tier 1 leverage to average assets	10.17%	10.45%	7.44%

Tier 1 common capital to risk-weighted assets	10.88%	10.81%	7.36%

Tangible common equity ratios:
Tangible common equity to tangible assets	9.05%	9.17%	5.56%
Tangible common equity, excluding other comprehensive loss, to tangible assets	9.22%	9.42%	6.23%
Tangible common equity to risk-weighted assets	10.71%	10.52%	6.57%

First Midwest Bancorp, Inc.	Press Release Dated July 21, 2010

Condensed Consolidated Statements of Financial Condition

Unaudited

(Amounts in thousands)

	June 30,
	2010	2009
Assets
Cash and due from banks	$136,982	$132,231
Funds sold and other short-term investments	236,098	7,723
Trading account securities, at fair value	13,067	12,203
Securities available-for-sale, at fair value	1,090,109	1,450,082
Securities held-to-maturity, at amortized cost	87,843	86,245
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	59,864	54,768
Loans, excluding covered loans	5,208,347	5,340,771
Covered loans (1)	164,924	—
Reserve for loan losses	(145,027)	(127,528)

Net loans	5,228,244	5,213,243

Other real estate owned (“OREO”), excluding covered assets	57,023	50,640
Covered other real estate owned (1)	10,657	—
FDIC indemnification asset (1)	75,991	—
Premises, furniture, and equipment	132,335	115,702
Investment in bank owned life insurance	198,399	197,564
Goodwill and other intangible assets	281,255	282,592
Accrued interest receivable and other assets	197,222	164,319

Total assets	$7,805,089	$7,767,312

Liabilities and Stockholders’ Equity

Deposits
Transactional deposits	$4,218,383	$3,778,879
Time deposits	1,905,182	1,987,777

Total deposits	6,123,565	5,766,656
Borrowed funds	328,470	792,176
Subordinated debt	137,739	232,342
Accrued interest payable and other liabilities	59,803	84,085

Total liabilities	6,649,577	6,875,259

Preferred stock	190,553	189,921
Common stock	858	613
Additional paid-in capital	435,605	193,623
Retained earnings	819,890	850,950
Accumulated other comprehensive loss	(12,803)	(49,482)
Treasury stock, at cost	(278,591)	(293,572)

Total stockholders’ equity	1,155,512	892,053

Total liabilities and stockholders’ equity	$7,805,089	$7,767,312

(1)	Total covered assets equal $251,572 and are comprised of covered loans, covered OREO, and an FDIC indemnification asset.

First Midwest Bancorp, Inc.	Press Release Dated July 21, 2010

Condensed Consolidated Statements of Income

Unaudited

(Amounts in thousands, except per share data)

	Quarters Ended
	June 30, 2010	March 31, 2010	June 30, 2009
Interest Income
Loans	$65,439	$64,480	$64,071
Securities	13,699	13,952	20,678
Covered assets, excluding covered OREO	2,598	2,962	—
Other	538	385	390

Total interest income	82,274	81,779	85,139

Interest Expense
Deposits	9,626	10,545	17,152
Borrowed funds	749	1,010	3,893
Subordinated debt	2,280	2,286	3,703

Total interest expense	12,655	13,841	24,748

Net interest income	69,619	67,938	60,391
Provision for loan losses	21,526	18,350	36,262

Net interest income after provision for loan losses	48,093	49,588	24,129

Noninterest Income
Service charges on deposit accounts	9,052	8,381	9,687
Trust and investment management fees	3,702	3,593	3,471
Other service charges, commissions, and fees	4,628	4,172	4,021
Card-based fees	4,497	3,893	4,048

Subtotal, fee-based revenues	21,879	20,039	21,227
Bank owned life insurance income	349	248	1,159
Securities gains, net	1,121	3,057	6,635
Gain on FDIC-assisted transaction	4,303	—	—
Other	(342)	977	2,373

Total noninterest income	27,310	24,321	31,394

Noninterest Expense
Salaries and employee benefits	26,540	26,884	28,229
FDIC insurance	2,546	2,532	6,034
Net occupancy expense	5,657	6,040	5,194
Losses realized on other real estate owned	8,924	7,879	2,387
Other real estate owned expense, net	2,926	2,908	914
Loan remediation expense	1,836	2,001	995
Other professional fees	3,816	4,539	2,730
Other	15,210	12,690	12,750

Total noninterest expense	67,455	65,473	59,233

Income (loss) before taxes	7,948	8,436	(3,710)
Income tax expense (benefit)	139	355	(6,373)

Net income	7,809	8,081	2,663
Preferred dividends	(2,573)	(2,572)	(2,566)
Net income applicable to non-vested restricted shares	(65)	(81)	(34)

Net Income Applicable to Common Shares	$5,171	$5,428	$63

Diluted Earnings Per Common Share	$0.07	$0.08	$—
Dividends Declared Per Common Share	$0.01	$0.01	$0.01
Weighted Average Diluted Common Shares Outstanding	73,028	70,469	48,501

First Midwest Bancorp, Inc.	Press Release Dated July 21, 2010

Pre-Tax, Pre-Provision Core Operating Earnings (1)

Unaudited

(Dollar amounts in thousands)

	Quarters Ended
	June 30, 2010	March 31, 2010	June 30, 2009
Income (loss) before taxes	$7,948	$8,436	$(3,710)
Provision for loan losses	21,526	18,350	36,262

Pre-tax, pre-provision earnings	29,474	26,786	32,552

Non-Operating Items

Securities gains (losses), net	1,121	3,057	6,635
Gains on FDIC-assisted transaction	4,303	—	—
Losses realized on other real estate owned	(8,924)	(7,879)	(2,387)
FDIC special deposit insurance assessment	—	—	(3,500)

Total non-operating items	(3,500)	(4,822)	748

Pre-tax, pre-provision core operating earnings	$32,974	$31,608	$31,804

Risk-weighted assets	$6,362,015	$6,381,679	$6,335,010
Pre-tax, pre-provision core operating earnings to risk-weighted assets	2.07%	1.98%	2.01%

(1)

The Company’s accounting and reporting policies conform to U.S. generally accepted accounting principles (“GAAP”) and general practice within the banking industry. As a supplement to GAAP, the Company has provided this non-GAAP performance result. The Company believes that this non-GAAP financial measure is useful because it allows investors to assess the Company’s operating performance. Although this non-GAAP financial measure is intended to enhance investors’ understanding of the Company’s business and performance, this non-GAAP financial measure should not be considered an alternative to GAAP.

First Midwest Bancorp, Inc.	Press Release Dated July 21, 2010

Loan Portfolio Composition, Excluding Covered Loans

Unaudited

(Dollar amounts in thousands)

	As Of				Percent Change From
	6/30/10	% of Total	3/31/10	6/30/09	3/31/10	6/30/09
Commercial and industrial	$1,494,119	28.7%	$1,454,714	$1,457,413	2.7%	2.5%
Agricultural and farmland	199,597	3.8%	200,527	210,675	(0.5%)	(5.3%)
Commercial real estate:
Office, retail, and industrial	1,220,191	23.4%	1,239,583	1,117,748	(1.6%)	9.2%
Construction:
Residential construction and land	241,094	4.6%	276,322	458,913	(12.7%)	(47.5%)
Commercial construction and land	202,041	3.9%	233,662	325,425	(13.5%)	(37.9%)

Total construction	443,135	8.5%	509,984	784,338	(13.1%)	(43.5%)

Multifamily	369,281	7.1%	348,178	305,976	6.1%	20.7%
Investor-owned rental property	120,436	2.3%	121,040	132,173	(0.5%)	(8.9%)
Other commercial real estate	711,287	13.7%	669,462	626,959	6.2%	13.5%

Total commercial real estate	2,864,330	55.0%	2,888,247	2,967,194	(0.8%)	(3.5%)

Consumer:
Home equity	458,066	8.8%	464,655	480,706	(1.4%)	(4.7%)
Real estate 1-4 family	145,457	2.8%	139,840	171,186	4.0%	(15.0%)
Other consumer	46,778	0.9%	47,891	53,597	(2.3%)	(12.7%)

Total consumer	650,301	12.5%	652,386	705,489	(0.3%)	(7.8%)

Total loans, excluding covered loans	$5,208,347	100.0%	$5,195,874	$5,340,771	0.2%	(2.5%)

Office, Retail, and Industrial
Office	$415,846	34.1%	$396,749	$356,946	4.8%	16.5%
Retail	310,819	25.5%	346,218	297,829	(10.2%)	4.4%
Industrial	493,526	40.4%	496,616	462,973	(0.6%)	6.6%

Total office, retail, and industrial	$1,220,191	100.0%	$1,239,583	$1,117,748	(1.6%)	9.2%

First Midwest Bancorp, Inc.	Press Release Dated July 21, 2010

Asset Quality, Excluding Covered Assets

Unaudited

(Dollar amounts in thousands)

	As Of
	6/30/10	% of Loan Category	% of Total	3/31/10	6/30/09
Non-accrual loans:
Commercial and industrial	$39,942	2.67%	20.6%	$38,095	$41,542
Agricultural and farmland	1,139	0.57%	0.6%	2,532	452
Office, retail, and industrial	17,170	1.41%	8.9%	18,204	13,058
Residential construction and land	71,148	29.51%	36.7%	93,412	143,231
Commercial construction and land	20,457	10.13%	10.6%	20,023	3,833
Multi-family	7,904	2.14%	4.1%	8,349	10,632
Investor-owned rental property	6,083	5.05%	3.1%	5,947	2,787
Other commercial real estate	15,867	2.23%	8.2%	15,859	14,642
Consumer	13,979	2.15%	7.2%	13,652	7,076

Total non-accrual loans, excluding covered loans	193,689	3.72%	100.0%	216,073	237,253

90 days past due loans (still accruing interest):
Commercial and industrial	2,209	0.15%	35.2%	3,938	7,174
Agricultural and farmland	—	0.00%	0%	—	1,931
Office, retail, and industrial	1,550	0.13%	24.7%	676	1,013
Residential construction and land	—	0%	0%	—	5,022
Commercial construction and land	—	0%	0%	—	881
Multi-family	—	0%	0%	368	699
Investor-owned rental property	116	0.10%	1.8%	201	592
Other commercial real estate	1,387	0.19%	22.1%	23	1,154
Consumer	1,018	0.16%	16.2%	2,789	7,605

Total 90 days past due loans	6,280	0.12%	100.0%	7,995	26,071

Total non-performing loans, excluding covered loans	199,969			224,068	263,324

Restructured loans, still accruing	9,030			5,168	18,877
OREO, excluding covered OREO	57,023			62,565	50,640

Total non-performing assets, excluding covered assets	$266,022			$291,801	$332,841

30-89 days past due loans	$32,012			$28,018	$38,128
Reserve for loan losses and unfunded commitments	$145,477			$144,824	$127,528
Asset Quality Ratios, Excluding Covered Assets
Non-accrual loans to loans	3.72%			4.16%	4.44%
Non-performing loans to loans	3.84%			4.31%	4.93%
Non-performing assets to loans plus OREO	5.05%			5.55%	6.17%
Reserve for loan losses to loans	2.79%			2.79%	2.39%
Reserve for loan losses to non-accrual loans	75%			67%	54%
Reserve for loan losses to non-performing loans	73%			65%	48%

First Midwest Bancorp, Inc.	Press Release Dated July 21, 2010

Charge-off Data, Excluding Charge-offs on Covered Loans

Unaudited

(Dollar amounts in thousands)

	Quarters Ended
	6/30/10	% of Loan Category	% of Total	3/31/10	6/30/09
Net loans charged-off:
Commercial and industrial	$2,679	0.18%	13.2%	$4,463	$7,006
Agricultural and farmland	546	0.27%	2.7%	141	—
Office, retail, and industrial	2,353	0.19%	11.6%	1,644	217
Residential construction and land	9,994	4.15%	49.4%	4,452	8,427
Commercial construction and land	115	0.06%	0.6%	270	734
Multifamily	485	0.13%	2.4%	512	1,086
Investor-owned rental property	982	0.82%	4.9%	254	12
Other commercial real estate	525	0.07%	2.6%	4,195	2,451
Consumer	2,543	0.39%	12.6%	2,403	4,802

Total net loans charged-off, excluding covered assets	$20,222	0.39%	100.0%	$18,334	$24,735

Net loan charge-offs, excluding covered charge-offs to average loans, annualized:
Quarter-to-date	1.56%	—	—	1.43%	1.85%
Year-to-date	1.49%	—	—	1.43%	1.91%

First Midwest Bancorp, Inc.	Press Release Dated July 21, 2010

Covered Assets (1)

Unaudited

(Dollar amounts in thousands)

	As Of
	June 30, 2010	March 31, 2010	December 31, 2009
Loans	$164,924	$144,369	$146,319
Other real estate owned	10,657	8,649	8,981
FDIC indemnification asset	75,991	54,591	67,945

Total covered assets	$251,572	$207,609	$223,245

90 days or more past due loans	$47,912	$52,464	$30,286
30-89 days past due loans	$13,725	$10,175	$22,988
Net charge-offs – quarter to date	$651	$0	$0

(1)

Covered assets are subject to a loss sharing agreement with the Federal Deposit Insurance Corporation (“FDIC”) whereby the Company is indemnified against the majority of any losses incurred related to these loans and other real estate owned.

First Midwest Bancorp, Inc.	Press Release Dated July 21, 2010

Securities Available-For-Sale

Unaudited

(Dollar amounts in thousands)

	U.S. Treasury and Agency	Collateralized Mortgage Obligations	Other Mortgage Backed	State and Municipal	Collateralized Debt Obligations	Other	Total
As of June 30, 2010
Amortized cost	$9,919	$264,240	$119,933	$622,268	$50,547	$34,966	$1,101,873
Gross unrealized gains (losses):
Gross unrealized gains	12	7,055	7,779	13,413	0	1,734	29,993
Gross unrealized losses	(1)	(1,582)	(19)	(3,079)	(36,883)	(193)	(41,757)

Net unrealized gains (losses)	11	5,473	7,760	10,334	(36,883)	1,541	(11,764)

Fair value	$9,930	$269,713	$127,693	$632,602	$13,664	$36,507	$1,090,109

As of March 31, 2010
Amortized cost	$755	$269,457	$181,953	$635,036	$51,596	$34,949	$1,173,746
Gross unrealized gains (losses):
Gross unrealized gains	1	8,807	8,533	8,046	—	1,177	26,564
Gross unrealized losses	—	(1,761)	(29)	(6,666)	(39,418)	(397)	(48,271)

Net unrealized gains (losses)	1	7,046	8,504	1,380	(39,418)	780	(21,707)

Fair value	$756	$276,503	$190,457	$636,416	$12,178	$35,729	$1,152,039

As of June 30, 2009
Amortized cost	$—	$382,526	$221,481	$767,856	$71,789	$59,646	$1,503,298
Gross unrealized gains (losses):
Gross unrealized gains	—	8,349	6,786	4,907	—	140	20,182
Gross unrealized losses	—	(3,456)	(15)	(14,778)	(51,474)	(3,675)	(73,398)

Net unrealized gains (losses)	—	4,893	6,771	(9,871)	(51,474)	(3,535)	(53,216)

Fair value	$—	$387,419	$228,252	$757,985	$20,315	$56,111	$1,450,082